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Exhibit 99.1

FOR IMMEDIATE RELEASE


CONTACTS:  TRAVELOCITY.COM             VOLLMER
           David Carpenter             Jennifer Tweeton
           817-785-8237                713-546-2230
                       --------        Judy Haveson
                                       212-554-7425



TRAVELOCITY RECEIVES NOTIFICATION OF AN UNSOLICITED BUYOUT PROPOSAL FROM SABRE



    FORT WORTH, TX, February 19, 2002 - Travelocity.com Inc. ("Travelocity") (NASDAQ: TVLY) today announced that Sabre Holdings Corporation and its affiliates (collectively "Sabre") on Monday evening had stated its intention to make an unsolicited offer to purchase the shares of Travelocity common stock that Sabre does not already own for $23.00 per share, payable in cash. Sabre is the controlling stockholder of Travelocity through Sabre's beneficial ownership of approximately 70% of Travelocity's equity securities. Sabre's proposed offer price compares with Travelocity's trailing 30- and 60-day average closing prices of $22.31 and $24.30, respectively.

    Sabre stated its intention to launch its formal tender offer on or soon after March 5, 2002. The offer is expected to be conditioned on Sabre's ownership interest in Travelocity reaching at least 90%, enough to allow Sabre to effectuate a short-form merger. As of December 31, 2001, there were approximately 50 million shares of Travelocity common stock outstanding (assuming conversion of Travelocity's Class A common stock owned by Sabre), of which approximately 15 million were owned by holders other than Sabre.

    In response to this action by Sabre, the Travelocity Board of Directors has formed a special committee comprised of independent and outside directors to review and evaluate Travelocity's options and make recommendations to the Board. The committee met Monday night and appointed Salomon Smith Barney as its financial advisor and Locke Liddell & Sapp LLP as its legal counsel to assist the committee in its review and evaluation.

NOTICE FOR TRAVELOCITY STOCKHOLDERS AND INTERESTED PARTIES

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    Investors, Travelocity stockholders, and other interested parties are urged to read the tender offer documents that are expected to be filed with the Securities and Exchange Commission by Travelocity because those documents will contain important information. Investors will be able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Investor Relations at Travelocity at 11500 Trinity Blvd., Fort Worth, Texas 76155, or by logging on at www.travelocity.com. Travelocity requests that stockholders defer making a determination whether to accept or reject the contemplated tender offer until they have been advised of Travelocity's position with respect to the contemplated offer.

ABOUT TRAVELOCITY.COM

    Travelocity.com Inc. (NASDAQ: TVLY), a database-driven travel marketing and transaction company, provides Internet and wireless reservations information for more than 700 airlines, more than 50,000 hotels and more than 50 car rental companies. In addition, Travelocity.com offers more than 6,500 vacation packages, tour and cruise departures and a vast database of destination and interest information. Travelocity.com employs more than 1,000 customer service professionals, has sold more than 20 million airline tickets and has more than 32 million registered members.